Exhibit 99.1

CervoMed Announces New Data at the AD/PD™ 2026 Scientific Conference that Reinforce Neflamapimod’s Positive Effects in Dementia with Lewy Bodies (DLB) in Patients without Alzheimer’s Disease Co-Pathology

New analyses show DLB patients with lower plasma pTau181 levels — indicating an earlier stage of disease and absence of Alzheimer’s disease (AD) co-pathology — experienced greater clinical benefit with neflamapimod in Phase 2b clinical trial

PK/PD analyses of Phase 2b clinical data provide further insight into the drug plasma concentration levels of neflamapimod associated with a clinical effect

Findings further support neflamapimod’s potential to target the underlying cause of disease in DLB and the Company’s patient enrichment strategy and dosing regimen for planned Phase 3 trial

BOSTON, March 19, 2026 — This week, in an oral session at the AD/PD™ 2026 Conference in Copenhagen, Denmark, investigators will present new analyses from the Phase 2b RewinD-LB clinical trial of neflamapimod, being developed by CervoMed Inc. (NASDAQ: CRVO) (CervoMed or the Company) for the treatment of dementia with Lewy bodies (DLB). The new data analyses reinforce that neflamapimod, which targets the neuroinflammation and synaptic dysfunction associated with DLB, has the potential to slow disease progression by acting on the underlying disease biology.

“In these analyses, the treatment response progressively increases across DLB patient subgroups that are less likely to have Alzheimer’s disease (AD) co-pathology, as identified by the pTau181 blood test,” said Dr. John-Paul Taylor, MBBS, MRCPsych, PhD, Professor of Translational Dementia Research at Newcastle University and the chief investigator of the RewinD-LB trial for the United Kingdom. “These data further validate the use of plasma pTau181 to exclude patients with AD co-pathology, potentially enabling us to focus on those most likely to experience a treatment benefit with neflamapimod. In addition, because neflamapimod targets the biology driving ‘pure’ DLB, the robust association between neflamapimod response and absence of AD co-pathology strengthens our confidence that neflamapimod can slow disease progression in these patients.”

“The clinical and biomarker activity that we are seeing with neflamapimod provides a strong indication that we are successfully targeting the underlying cause of disease in the basal forebrain and supports our belief that the inhibition of p38α by neflamapimod can reverse the synaptic dysfunction that drives disease progression in ’pure‘ DLB patients,” said Dr. John Alam, Chief Executive Officer of CervoMed. “As we look forward to initiating our planned Phase 3 clinical trial, these findings reinforce our conviction that, based on their plasma pTau181 levels at the initiation of the study and our dose selection of 50mg TID, we are further increasing the opportunity for patients to respond to neflamapimod treatment.”

New analyses of data from RewinD-LB Trial stratified by plasma pTau181 subset demonstrate greater treatment effect with reduced likelihood of AD co-pathology

The RewinD-LB Phase 2b trial was comprised of an initial, randomized phase comparing neflamapimod to placebo, followed by a neflamapimod-only extension phase. In the initial phase, the participants did not achieve expected plasma drug concentration levels with the neflamapimod capsules used (DP Batch A) and did not demonstrate a statistically significant improvement on the trial’s primary endpoint.

In the extension phase, administration of a new batch of capsules (DP Batch B) was associated with expected plasma drug concentration levels and DP Batch B compared to DP Batch A treatment within the extension phase demonstrated a statistically significant and clinically meaningful slowing of clinical progression. Importantly, though, treatment in extension phase capsule batch identity (DP Batch A vs. DP Batch B) remained blinded to participants and site personnel.

The analyses presented at AD/PD reveal a consistently improving treatment effect in multiple clinical end points at progressively lower plasma pTau181 levels, which are associated with a higher percentage of DLB patients without AD co-pathology.

Table 1. Within-participant comparison of change in Clinical Dementia Rating Sum of Boxes (CDR-SB) over 16 weeks in those who received placebo and then DP Batch B stratified by level of enrichment for absence of AD co-pathology

Participants’ pTau181 Level at Screening (pg/mL) [1]	<27.2	<25.2	<23	<21
Estimate of Percentage Without AD Co-Pathology Based on Literature[2]	60-65%	70-75%	75-80%	80-90%
Total number of Participants	32	28	24	21
Average DP Batch B-Placebo CDR-SB Difference	-0.08	-0.55	-0.71	-1.11
P-value (DP Batch B vs. Placebo)	p=0.9	p=0.044	p=0.034	p=0.005

1 Plasma pTau181 cut-off in Quanterix Version 2.1 assay

2 Doecke et al. 2025, Alzheimer’s & Dement, 2025;21:e14573

Similarly, at the highest plasma pTau181 level (< 27.2 pg/mL) the mean change in the Alzheimer's Disease Cooperative Study — Clinical Global Impression of Change (ADCS-CGIC) score between treatment with neflamapimod in the same within-participant comparison was -0.44 (p=0.044), while at the lowest plasma pTau181 level (<21 pg/mL), the difference was -0.82 (p=0.004). Of note, on both CDR-SB and ADCS-CGIC, DP Batch A was no different than placebo across all four pTau181 subgroups in these within-participant comparisons.

This effect increased in a stepwise fashion as patients’ plasma pTau181 levels approached the lowest cut-off level (<21 pg/mL) with both DP Batch A and DP Batch B. The <21.0 pg/mL cut-off level of plasma pTau 181 aligns with the threshold validated as a high sensitivity cutoff for AD co-pathology in a large, external study published in 2025 and will be used as an enrichment criteria in the Company’s planned Phase 3 trial of neflamapimod in patients with DLB. At this cut-off, based on the scientific literature, it is estimated that 80% to 90% of the patient population enrolled into the planned Phase 3 trial will be comprised of patients without AD co-pathology, which the Company believes are those most likely to respond to neflamapimod.

New PK/PD analyses of Phase 2b clinical data

Similarly, new PK/PD analyses of the Phase 2b clinical data presented at the conference enhance the Company’s understanding of the drivers of neflamapimod response and further support the planned Phase 3 dosing regimen. The results of these analyses, which were focused on the patient population to be enrolled in Phase 3 (i.e., patients with screening plasma pTau181<21/pg/ml), are:

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Whether receiving DP Batch A or DP Batch, the estimated threshold for therapeutic activity was a trough plasma drug concentration (Ctrough) of 4 ng/mL. This threshold is consistent with prior published clinical data with neflamapimod.

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In the RewinD-LB trial, there was a notable difference between DP Batch A (50%) and DP Batch B (75%) with respect to the number of participants reaching the threshold Ctrough target of 4 ng/mL (p=0.02 for DP Batch B having a higher percentage achieving the Ctrough target). Consistent with the conclusion that this difference was the primary driver for DP Batch A showing lower clinical activity, the patients in the DP Batch A treatment group who achieved a Ctrough ≥ 4 ng/mL showed a clinical effect, as measured by a change in CDR-SB, that was similar to that seen with DP Batch B. In contrast, the change in CDR-SB DP Batch A patients who did not achieve a Ctrough ≥ 4 ng/mL was similar to that seen in placebo recipients.

Additional information regarding these results are being made available in the Company’s corporate presentation on the “Events and Presentations” page of CervoMed’s website at www.cervomed.com at the end of the release).

About the RewinD-LB Phase 2b Trial in Dementia with Lewy Bodies
The initial phase of RewinD-LB was a randomized, 16-week, double-blind, placebo-controlled clinical trial evaluating oral neflamapimod (40mg TID) in 159 participants with DLB, followed by a 32-week neflamapimod-only treatment extension phase. Patients with plasma pTau181 levels greater than 27.2 pg/mL at screening were excluded from the trial. The primary endpoint in the trial was change in the CDR-SB, and secondary endpoints include the ADCS-CGIC, the Timed Up and Go test, and a cognitive test battery.

The RewinD-LB trial was funded primarily by a $21.3 million grant from the National Institutes of Health’s National Institute on Aging, disbursed over the course of the trial as costs were incurred. The trial included 43 sites across in the United States, the United Kingdom, and the Netherlands.

About Dementia with Lewy Bodies

DLB is the second most common progressive dementia after AD, affecting millions worldwide. Patients may experience a combination of decline in cognitive function, cognitive fluctuations, visual hallucinations, and sleep disorders, as well as motor symptoms similar to Parkinson’s disease. There are no approved treatments for DLB in the United States or European Union, and the current standard-of-care therapies only temporarily relieve symptoms.

About Neflamapimod
Neflamapimod is an investigational, orally administered small-molecule drug that readily crosses the blood–brain barrier and selectively inhibits the alpha isoform of p38 MAP kinase, a key driver of neuroinflammation and synaptic dysfunction. By targeting the critical disease processes underlying degenerative disorders of the brain, neflamapimod has the potential to reverse synaptic dysfunction, improve neuron health, and slow or prevent disease progression. Neflamapimod is currently in clinical development for the treatment of DLB, recovery after ischemic stroke, and primary progressive aphasia.

In non-clinical studies, neflamapimod restored synaptic function within the basal forebrain cholinergic system, the brain region most affected in DLB. Across Phase 1 and 2 clinical trials involving more than 800 participants, the drug has been generally well tolerated and demonstrated consistent signals of efficacy. In the 91-patient Phase 2a AscenD-LB trial, neflamapimod significantly improved dementia severity and functional mobility in patients with DLB. Results from the 159-patient Phase 2b RewinD-LB trial, a 16-week randomized, double-blind, placebo-controlled trial followed by a 32-week open-label extension, further supported neflamapimod’s potential to deliver meaningful clinical benefit, improving both cognitive and functional outcomes and showing a positive effect on a key blood biomarker of neurodegeneration during the extension phase. Across both studies, the greatest benefits were observed in patients without AD co-pathology. Collectively, these findings underscore the therapeutic promise and scientific validity of neflamapimod as a potential treatment for DLB and other degenerative brain disorders.

About CervoMed

CervoMed is a clinical-stage company developing treatments for age-related brain disorders. Its lead drug candidate, neflamapimod, is an oral small molecule targeting critical disease processes underlying degenerative disorders of the brain by inhibiting a key enzyme involved in neuroinflammation and neurodegeneration. CervoMed’s recently completed Phase 2b RewinD-LB trial evaluated neflamapimod in patients with DLB, enriched for those without AD co-pathology. The Company plans to initiate a global, pivotal Phase 3 trial in patients with DLB, enriched for those without AD co-pathology, in the second half of 2026, subject to available funding.

Forward-Looking Statements

This press release includes express and implied forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, regarding the intentions, plans, beliefs, expectations or forecasts for the future of the Company, including, but not limited to: the Company’s need to acquire sufficient funding, including funding for its planned Phase 3 trial in patients with DLB without AD co-pathology; the percentage of patients without AD co-pathology that will be identified in any clinical trial or otherwise utilizing any particular enrichment strategies or thresholds, including the anticipated pTau181 threshold for the Company’s planned Phase 3 trial; the therapeutic potential of neflamapimod in DLB or any other indication, including the degree of sustainability of any therapeutic effects and the plasma drug concentrations that may be achieved with neflamapimod treatment in any of the Company’s future clinical trials; the anticipated timing and achievement of clinical and development milestones, including the Company’s initiation of the Company’s planned Phase 3 trial and the announcement of any data therefrom; any other expected or implied benefits or results, including the extent (if any) to which neflamapimod may demonstrate efficacy or other clinical or biomarker improvements in patients; and any other expectations with respect to neflamapimod, including the timing of any regulatory submissions and potential approvals thereof, if any, in DLB or any other indication. Terms such as “believes,” “estimates,” “anticipates,” “expects,” “plans,” “aims,” “seeks,” “intends,” “may,” “could,” “might,” “will,” “should,” “approximately,” “potential,” “target,” “project,” “contemplate,” “predict,” “forecast,” “continue,” or other words that convey uncertainty of future events or outcomes (including the negative of these terms) may identify these forward-looking statements. Although there is believed to be reasonable basis for each forward-looking statement contained herein, forward-looking statements by their nature involve risks and uncertainties, known and unknown, many of which are beyond the Company’s control and, as a result, actual results could differ materially from those expressed or implied in any forward-looking statement. Particular risks and uncertainties include, among other things, those related to: the Company’s available cash resources, the availability of additional funds on acceptable terms, and the Company’s ability to continue as a going concern; the results of the Company’s clinical trials; the likelihood and timing of any regulatory approval of neflamapimod or the nature of any feedback the Company may receive from the U.S. Food and Drug Administration or other global regulators; the ability to implement business plans, forecasts, and other expectations in the future; general economic, political, business, industry, and market conditions, inflationary pressures, and geopolitical conflicts; and the other factors discussed under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the U.S. Securities and Exchange Commission (SEC) on March 13, 2026, and other filings that the Company may file from time to time with the SEC. Any forward-looking statements in this press release speak only as of the date hereof (or such earlier date as may be identified). The Company does not undertake any obligation to update such forward-looking statements to reflect events or circumstances after the date of this press release, except to the extent required by law.

Contacts

Media:
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lisa.guiterman@gmail.com

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Investor Relations:
Argot Partners
cervomed@argotpartners.com
212-600-1902